Exhibit 10.29

October 7, 2008

Mr. Chris Kiser

Chief Customer Officer

Pinnacle Foods Group

2901 Corporate Circle, Suite 300

Flower Mound, TX 75028

Dear Chris,

You recently asked Bill Toler to consider extending your severance benefits should your position be eliminated or you are terminated for anything other than cause at some future date. While we don’t anticipate that happening, we understand your desire to provide a higher level of financial security for your family should you find yourself in that circumstance.

Based on your proven value to the organization and in anticipation of your future performance, we are pleased to extend your severance benefits as follows:

Paragraph 5 of your Offer Letter dated December 11, 2003 is deleted and replaced with: If you are terminated for any reason other than good cause, your voluntary resignation, death or disability which continues for more than six (6) months, you will be eligible to receive nine (9) months salary at your monthly base rate (“Severance Payment”), payable biweekly. Should you remain unemployed following this nine (9) month period, you will be eligible to receive up to a maximum of three (3) additional months salary at half your monthly base rate (“Additional Severance Payment”)also payable bi-weekly, subject to confirmation that you have not accepted an offer of employment. You will be eligible to be maintained on Company sponsored Health and Dental plans at your normal bi-weekly rate for the period of your severance or until you have obtained other employment, whichever period is shorter. Payment of any Severance Benefits will only be made following the Company’s receipt of a fully executed General Release.

Chris, we hope you appreciate that this is a significant exception to our normal policy and will maintain the highest degree of confidentiality in this regard.

Sincerely,

John L. Butler

EVP- Human Resources

1 Old Bloomfield Avenue, Mt. Lakes, NJ 07046